The Ensign Group Reports Second Quarter 2022 Results

Conference Call and Webcast scheduled for tomorrow, August 2, 2022 at 10:00 am PT

SAN JUAN CAPISTRANO, California – August 1, 2022 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced operating results for the second quarter of 2022, reporting GAAP diluted earnings per share and adjusted earnings per share(1) of $1.01 for the quarter ended June 30, 2022.

Highlights Include:

▪GAAP diluted earnings per share and adjusted diluted earnings per share for the quarter was $1.01, representing an increase of 16.1% and 13.5%(1), respectively, over the prior year quarter.

▪Consolidated GAAP revenues and adjusted revenues(1) for the quarter were $732.5 million, an increase of 14.7% over the prior year quarter.

▪Total skilled services(2) revenue was $702.5 million for the quarter, an increase of 14.6% over the prior year quarter and total skilled services(2) segment income increased to $102.3 million or 13.6% compared to prior year quarter.

▪Same store and transitioning occupancy increased by 1.8% and 6.4%, respectively, over prior year quarter and increased by 0.7% and 1.8%, respectively, both sequentially over the first quarter.

▪Same store and transitioning managed care revenue improved by 6.0% and 29.1%, respectively, over the prior year quarter and same store and transitioning managed care days increased by 4.1% and 26.0%, respectively, over the prior year quarter.

▪Combined Same store and transitioning Medicare revenue and days improved by 5.4% and 4.7%, respectively from prior year quarter.

▪Standard Bearer(2) revenue was $17.6 million for the quarter, an increase of 23.8% from prior year quarter and FFO was $12.1 million for the quarter.

▪GAAP net income was $57.7 million and adjusted net income(1) was $57.4 million, an increase of 16.7% and 12.9%, respectively, over the prior year quarter.

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Our Skilled Services and Standard Bearer Segments are defined and outlined in Note 8 on Form 10-Q.

Quarterly Results

“Our local teams have once again posted impressive clinical and financial results, and continue to build remarkable momentum in each market across our portfolio,” said Barry Port, Ensign’s Chief Executive Officer. “Our success is entirely due to the efforts and commitment of our teams and caregivers, and our most important focus is to support those that care for our patients every day. As our operators strive to be the examples of excellence in every market they serve, they also recognize the opportunities to return to certain operational fundamentals, which have been challenging to maintain in the midst of the disruption in the labor markets and the continued lingering impact of the pandemic. By applying proven cultural and operational principles, our local leaders continue to retain and recruit high caliber teams, which then go on to achieve clinical and financial success in the face of external challenges. As a result of those efforts, we are pleased to continue to see impressive improvement in staffing and turnover across almost every geography we serve. We are confident that by being true to our cultural values and proven operating principles, that the near and long-term future is brighter than ever,” Port added.

Port noted that during the quarter the Company experienced continued improvement in occupancies, skilled revenue and managed care revenue, and reported that its operators achieved sequential growth in overall occupancy for the sixth consecutive quarter. Ensign also reported that its affiliated operations experienced strong quarter over quarter growth in skilled mix days, with same store and transitioning operations combining for a skilled mix days of 31.6% and same store reaching a skilled mix days of 32.6%. In addition, the Company saw continued improvement in occupancies, with same store and transitioning occupancy increasing by 1.8% and 6.4%, respectively, over the prior year quarter. “We are excited about this continued strength in our occupancies and skilled mix, and remain confident that we are on a path that will lead to sustained long-term growth. Each operation is constantly looking ahead and forming a customized strategy to thrive even in the face of an evolving reimbursement environment, staffing challenges and inflationary pressures. Our operating model allows each operator to adjust to the needs of their local markets, including methods for attracting new healthcare professionals into our workforce and retaining and developing existing staff,” Port said.

“Given the strength we see in occupancies and the improvement we see in labor, we are raising our annual 2022 earnings guidance to $4.05 to $4.15 per diluted share and annual revenue guidance to $2.96 billion to $3.0 billion. The new midpoint of this 2022 earnings guidance represents an increase of 13% over our 2021 results and is 31% higher than our 2020 results.

Chad Keetch, Ensign’s Chief Investment Officer and Executive Vice President pointed to the Company’s recent additions and noted that the organization is poised to continue to take advantage of an improving acquisition environment. “We are very excited about the eleven new operations we added during the quarter and since and look forward to seeing them contribute to the success of their clusters and their markets as they implement proven Ensign operational and clinical principles. Standard Bearer Healthcare REIT, Inc., our captive real estate company, was pleased to add six assets to its portfolio during the quarter and since, all of which are operated by Ensign affiliates. We have been extra diligent to ensure that each new addition had the full support of a healthy market, a proven leadership plan and a clear pathway to strong clinical and financial performance,” Keetch said.

Port continued, “We again remind you that our model is built for times like these. Our 23-year track record has demonstrated the locally-driven leadership model and has allowed us to produce consistent results through a variety of challenges, including the most recent pandemic. Regardless of COVID trends, government waivers or political climates, we are confident in our ability to make operational adjustments, take advantage of an attractive acquisition environment and lean on our experienced leadership both in our Service Center and in the field, to continue our long-term path of performance.”

Speaking to the Company’s financial health, Chief Financial Officer, Suzanne Snapper also reported that the company’s liquidity remains strong with approximately $285.6 million of cash on hand and $593.3 million of available capacity under its line-of-credit, which was increased by $250.0 million to $600.0 million in April 2022.

Ms. Snapper also indicated that, “Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.2 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, management’s current expectations regarding Medicare and Medicaid reimbursement rates, net of provider taxes, and recovery of the COVID-19 pandemic. It also excludes one-time charges, acquisition-related costs and amortization costs related to intangible assets acquired and share-based compensation.”

A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR, adjusted EBITDA, FFO for our real estate segment, as well as, a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2022 which is expected to be filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.

Growth and Real Estate Highlights

The Company’s affiliates continued their acquisition growth efforts in some of its most mature markets during the quarter.

The recent acquisitions include the following operations:

•Sea Cliff Assisted Living, an 84-bed senior living facility located in Huntington Beach, California;

•The Grove Assisted Living, a 90-bed senior living facility located in Riverside, California; and

•Redmond Heights Senior Living, a 97-bed senior living facility located in Redmond, Washington.

•Pleasant Valley Healthcare and Rehabilitation Center, a 124-bed skilled nursing facility located in Garland, Texas;

•Millbrook Healthcare and Rehabilitation Center, a 124-bed skilled nursing facility in Lancaster, Texas;

•McKinney Healthcare and Rehabilitation Center, a 125-bed skilled nursing facility in McKinney, Texas; and

•Park Manor Bee Cave, a 140-bed skilled nursing facility in Bee Cave, Texas.

•Henderson Health and Rehabilitation, a skilled nursing facility with 266 skilled nursing beds in Henderson, Nevada

•The Eden of Las Colinas, a 118-bed skilled nursing facility, located in Irving, Texas;

•Villa Maria Post Acute and Rehabilitation, a 65-bed skilled nursing facility, Villa Maria Wellness Living, a 31-bed assisted living facility and Tucson Recovery at Villa Maria, a 30-bed behavioral health unit, each located in Tucson, Arizona; and

•Park Manor of McKinney, a skilled nursing facility with 138 skilled nursing beds in McKinney, Texas.

Several of these acquisitions involve senior living operations that were part of the spin out of certain assets to The Pennant Group, Inc. After several years of operating independent of Ensign, both Pennant and Ensign determined that due to the nature of these buildings, most of which are part of healthcare campuses that include Ensign affiliated skilled nursing operations, the operational efficiencies and other strategic advantages justified returning these operations to Ensign.

Standard Bearer also announced the following acquisitions during the quarter and since:
•Premier Care Center of Palm Springs, a 99-bed skilled nursing facility located in Palm Springs, California, which is operated by an independent operating subsidiary of Ensign;

•Brookside Healthcare Center, a 97-bed skilled nursing facility located in Redlands, California, which is operated by an independent operating subsidiary of Ensign;

•Broadway Villa Post Acute, a 138-bed skilled nursing facility located in Sonoma, California;

•the real estate and operations of The Eden of Las Colinas, a 118-bed skilled nursing facility, located in Irving, Texas;

•the real estate and operations of Villa Maria Post Acute and Rehabilitation, a 65-bed skilled nursing facility, Villa Maria Wellness Living, a 31-bed assisted living facility and Tucson Recovery at Villa Maria, a 30-bed behavioral health unit, each located in Tucson, Arizona;

•the real estate and operations of Park Manor of McKinney, a skilled nursing facility with 138 skilled nursing beds in McKinney, Texas.

“We are extremely excited to purchase these real estate assets,” Keetch said. “Three of these operations are ones Ensign has operated for a number of years. Each of these operations have been strong contributors to our operational success, and will now add meaningful value to our growing real estate portfolio,” he added.

Keetch noted that that the growth this quarter and since, which included six real estate purchases by Standard Bearer and seven new leases by an Ensign affiliated operator, demonstrates Ensign’s overall strategy will continue to include both leasing new operations, acquiring the real estate in new operations and acquiring real estate in existing operations. Keetch also said that these acquisitions continue to showcase one of Standard Bearer’s primary strategies, which is to capture the upside created by Ensign operators in properties that have historically been subject to a long-term lease. “We value the relationships we’ve shared with the owners of these assets and are pleased that we were able to help them achieve their estate planning goals while simultaneously growing Standard Bearer. We are always excited to purchase properties we know so well and have operated for years and look forward to more deals like this in the future. We also continue to evaluate new opportunities that would include operations that will be run by Ensign and some that could be operated by third-parties," said Keetch.

In total, these additions bring Ensign's growing portfolio to 259 healthcare operations, 26 of which also include senior living operations, across thirteen states. Ensign now owns 106 real estate assets, 77 of which it operates. Keetch also noted that the pipeline for Ensign’s typical turnaround opportunities is strong and improving, including leases and real estate purchases. “We have several more deals that we expect to close this fall, and expect to continue the pattern of growth we’ve shown so far this year. With our newly minted credit agreement and a healthy amount of cash on hand, we have a lot of dry powder to grow and expect some of the industry-wide changes to lead to even more opportunities in the near- and long-term future,” he added.

The Company continues to provide additional disclosure on Standard Bearer, which is comprised of 101 properties owned by the Company and leased to 73 affiliated skilled nursing and senior living operations and 29 senior living operations that are leased to The Pennant Group, Inc. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $17.6 million for the quarter, of which $13.9 million was derived from Ensign affiliated operations. Also, for the quarter, Ensign reported that Standard Bearer produced $12.1 million in FFO.

The Company paid a quarterly cash dividend of $0.055 per share of Ensign common stock. Keetch noted that the company’s liquidity remains strong and that the Company plans to continue its 20-year history of paying dividends into the future. The Company also repurchased 271,000 of its common stock for approximately $20.0 million and completed its stock repurchase programs entered into earlier this year.

Conference Call

A live webcast will be held Tuesday, August 2, 2022 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s second quarter of 2022 financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, September 2, 2022.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 259 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center, Standard Bearer or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations in 2022 continue to be impacted by the COVID-19 pandemic. Because of the unprecedented nature of the pandemic, we are unable to predict the full extent and duration of the financial impact of COVID-19 on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

	(In thousands, except per share data)
REVENUE
Service revenue	$728,347	$634,609	$1,437,503	$1,257,885
Rental revenue	4,139	3,927	8,428	7,904
TOTAL REVENUE	$732,486	$638,536	$1,445,931	$1,265,789
Expense:
Cost of services	563,641	488,524	1,119,282	970,710
Rent—cost of services	37,228	34,455	72,990	67,911
General and administrative expense	38,527	36,908	76,783	71,181
Depreciation and amortization	14,858	13,795	29,534	27,454
TOTAL EXPENSES	654,254	573,682	1,298,589	1,137,256
Income from operations	78,232	64,854	147,342	128,533
Other (expense) income:
Interest expense	(2,688)	(1,634)	(4,756)	(3,275)
Other (expense) income	(2,587)	1,121	(3,403)	1,869
Other expense, net	(5,275)	(513)	(8,159)	(1,406)
Income before provision for income taxes	72,957	64,341	139,183	127,127
Provision for income taxes	15,154	13,758	31,292	26,707
NET INCOME	57,803	50,583	107,891	100,420
Less: net (loss) income attributable to noncontrolling interests	112	1,158	(140)	1,789
Net income attributable to The Ensign Group, Inc.	$57,691	$49,425	$108,031	$98,631

NET INCOME PER SHARE ATTRIBUTABLE TO THE ENSIGN GROUP INC.
Basic	$1.05	$0.91	$1.97	$1.82
Diluted	$1.01	$0.87	$1.90	$1.73
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	54,906	54,468	54,788	54,331
Diluted	56,853	56,997	56,862	56,945

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$285,580	$262,201
Accounts receivable—less allowance for doubtful accounts of $7,827 and $11,213 at June 30, 2022 and December 31, 2021, respectively	339,001	328,731
Investments—current	8,991	13,763
Prepaid income taxes	16,336	5,452
Prepaid expenses and other current assets	32,774	29,562
Total current assets	682,682	639,709
Property and equipment, net	908,228	888,434
Right-of-use assets	1,305,009	1,138,872
Insurance subsidiary deposits and investments	40,077	36,567
Escrow deposits	15,571	—
Deferred tax assets	32,883	33,147
Restricted and other assets	57,010	47,046
Intangible assets, net	2,535	2,652
Goodwill	76,869	60,469
Other indefinite-lived intangibles	3,807	3,727
TOTAL ASSETS	$3,124,671	$2,850,623
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$60,414	$58,116
Accrued wages and related liabilities	273,276	278,770
Lease liabilities—current	58,769	52,181
Accrued self-insurance liabilities—current	49,728	40,831
Other accrued liabilities	85,793	89,410
Current maturities of long-term debt	3,944	3,760
Total current liabilities	531,924	523,068
Long-term debt—less current maturities	151,105	152,883
Long-term lease liabilities—less current portion	1,216,335	1,056,515
Accrued self-insurance liabilities—less current portion	76,793	69,308
Other long-term liabilities	27,821	27,135
Total equity	1,120,693	1,021,714
TOTAL LIABILITIES AND EQUITY	$3,124,671	$2,850,623

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Six Months Ended June 30,
	2022	2021

NET CASH PROVIDED BY/(USED IN):	(In thousands)
Operating activities	$129,813	$108,397
Investing activities	(76,596)	(40,862)
Financing activities	(29,838)	(105,686)
Net increase/(decrease) in cash and cash equivalents	23,379	(38,151)
Cash and cash equivalents beginning of period	262,201	236,562
Cash and cash equivalents at end of period	$285,580	$198,411

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to The Ensign Group, Inc.	$57,691	$49,425	$108,031	$98,631
Non-GAAP adjustments
Stock-based compensation expense(a)	5,616	4,633	10,783	8,687
Results related to operations not at full capacity(b)	—	—	—	657
Legal finding(c)	—	—	3,353	—
Cost of services - gain on sale of assets	(2,567)	—	(2,567)	(540)
Interest expense - write off deferred financing fees(d)	566	—	566	—
Acquisition related costs, new systems implementation costs and other costs(e)	69	399	240	435
Depreciation and amortization - patient base(f)	71	15	127	27
Provision for income taxes on Non-GAAP adjustments(g)	(4,024)	(3,589)	(6,698)	(7,390)
Non-GAAP income	$57,422	$50,883	$113,835	$100,507

Average number of diluted shares outstanding	56,853	56,997	56,862	56,945

Diluted Earnings Per Share
Net income	$1.01	$0.87	$1.90	$1.73

Adjusted Diluted Earnings Per Share
Net Income	$1.01	$0.89	$2.00	$1.76

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of services	$3,670	$2,871	$7,045	$5,371
General and administrative	1,946	1,762	3,738	3,316
Total Non-GAAP adjustment	$5,616	$4,633	$10,783	$8,687

(b) Represents results to operations not at full capacity
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$—	$—	$—	$(456)
Cost of services	—	—	—	1,040
Rent	—	—	—	38
Depreciation and amortization	—	—	—	35
Total Non-GAAP adjustment	$—	$—	$—	$657

(c) Legal finding against our non-emergent transportation subsidiary.
(d) Represents the write off of deferred financing fees associated with the amendment of the credit facility.
(e) Represents costs incurred to acquire operations and system implementation costs that are not capitalizable. Other costs includes legal, transactional and other costs incurred related to the formation of Standard Bearer and other real estate related activities.
(f) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(g) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0%.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Condensed Consolidated Statements of Income Data:
Net income	$57,803	$50,583	$107,891	$100,420
Less: net (loss) income attributable to noncontrolling interests	112	1,158	(140)	1,789
Add: Other expense, net	5,275	513	8,159	1,406
Provision for income taxes	15,154	13,758	31,292	26,707
Depreciation and amortization	14,858	13,795	29,534	27,454
EBITDA	$92,978	$77,491	$177,016	$154,198
Adjustments to EBITDA:
Stock-based compensation expense	5,616	4,633	10,783	8,687
Legal finding(a)	—	—	3,353	—
Gain on sale of assets	(2,567)	—	(2,567)	(540)
Results related to operations not at full capacity	—	—	—	584
Acquisition related costs, new systems implementation costs and other costs(b)	69	399	240	435
Rent related to items above	—	—	—	38
Adjusted EBITDA	$96,096	$82,523	$188,825	$163,402
Rent—cost of services	37,228	34,455	72,990	67,911
Less: rent related to items above	—	—	—	(38)
Adjusted rent	37,228	34,455	72,990	67,873
Adjusted EBITDAR	$133,324		$261,815

(a) Legal finding against our non-emergent transportation subsidiary.
(b) Costs incurred to acquire operations and system implementation costs that are not capitalizable. Other costs includes legal, transactional and other costs incurred related to the formation of Standard Bearer and other real estate related activities.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended June 30,
	2022	2021	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$702,478	$612,882	$89,596	14.6%
Number of facilities at period end	215	206	9	4.4%
Number of campuses at period end*	25	25	—	—%
Actual patient days	1,745,027	1,599,707	145,320	9.1%
Occupancy percentage — Operational beds	75.2%	72.7%		2.5%
Skilled mix by nursing days	31.1%	30.9%		0.2%
Skilled mix by nursing revenue	50.9%	51.4%		(0.5)%

	Three Months Ended June 30,
	2022	2021	Change	% Change

SAME FACILITY RESULTS:(1)	(Dollars in thousands)
Skilled services revenue	$551,548	$511,921	$39,627	7.7%
Number of facilities at period end	167	167	—	—%
Number of campuses at period end*	20	20	—	—%
Actual patient days	1,348,252	1,315,775	32,477	2.5%
Occupancy percentage — Operational beds	75.8%	74.0%		1.8%
Skilled mix by nursing days	32.6%	32.3%		0.3%
Skilled mix by nursing revenue	52.6%	52.9%		(0.3)%

	Three Months Ended June 30,
	2022	2021	Change	% Change

TRANSITIONING FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$94,881	$80,487	$14,394	17.9%
Number of facilities at period end	27	27	—	—%
Number of campuses at period end*	5	5	—	—%
Actual patient days	248,767	226,729	22,038	9.7%
Occupancy percentage — Operational beds	74.4%	68.0%		6.4%
Skilled mix by nursing days	26.4%	24.9%		1.5%
Skilled mix by nursing revenue	45.0%	44.4%		0.6%

	Three Months Ended June 30,
	2022	2021	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$56,049	$20,474	$35,575	NM
Number of facilities at period end	21	12	9	NM
Number of campuses at period end*	—	—	—	NM
Actual patient days	148,008	57,203	90,805	NM
Occupancy percentage — Operational beds	71.2%	64.9%		NM
Skilled mix by nursing days	25.2%	21.8%		NM
Skilled mix by nursing revenue	44.2%	41.3%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment. In the second quarter of 2022, we converted two skilled nursing facilities into campuses.
(1)Same Facility results represent all facilities purchased prior to January 1, 2019.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2019 to December 31, 2020.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2021.

	Six Months Ended June 30,
	2022	2021	Change	% Change

TOTAL FACILITY RESULTS:	(Dollars in thousands)
Skilled services revenue	$1,389,249	$1,213,918	$175,331	14.4%
Number of facilities at period end	215	206	9	4.4%
Number of campuses at period end*	25	25	—	—%
Actual patient days	3,440,991	3,109,307	331,684	10.7%
Occupancy percentage — Operational beds	74.7%	71.9%		2.8%
Skilled mix by nursing days	32.4%	32.6%		(0.2)%
Skilled mix by nursing revenue	52.6%	53.5%		(0.9)%

	Six Months Ended June 30,
	2022	2021	Change	% Change

SAME FACILITY RESULTS:(1)	(Dollars in thousands)
Skilled services revenue	$1,096,733	$1,022,580	$74,153	7.3%
Number of facilities at period end	167	167	—	—%
Number of campuses at period end*	20	20	—	—%
Actual patient days	2,669,934	2,584,029	85,905	3.3%
Occupancy percentage — Operational beds	75.4%	73.1%		2.3%
Skilled mix by nursing days	33.9%	33.7%		0.2%
Skilled mix by nursing revenue	54.1%	54.6%		(0.5)%

	Six Months Ended June 30,
	2022	2021	Change	% Change

TRANSITIONING FACILITY RESULTS:(2)	(Dollars in thousands)
Skilled services revenue	$186,677	$160,887	$25,790	16.0%
Number of facilities at period end	27	27	—	—%
Number of campuses at period end*	5	5	—	—%
Actual patient days	488,679	445,552	43,127	9.7%
Occupancy percentage — Operational beds	73.5%	67.2%		6.3%
Skilled mix by nursing days	27.8%	26.8%		1.0%
Skilled mix by nursing revenue	47.7%	47.1%		0.6%

	Six Months Ended June 30,
	2022	2021	Change	% Change

RECENTLY ACQUIRED FACILITY RESULTS:(3)	(Dollars in thousands)
Skilled services revenue	$105,839	$30,451	$75,388	NM
Number of facilities at period end	21	12	9	NM
Number of campuses at period end*	—	—	—	NM
Actual patient days	282,378	79,726	202,652	NM
Occupancy percentage — Operational beds	70.2%	64.4%		NM
Skilled mix by nursing days	26.2%	26.7%		NM
Skilled mix by nursing revenue	45.7%	49.1%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment. In the first half of 2022, we converted three skilled nursing facilities into campuses.
(1)Same Facility results represent all facilities purchased prior to January 1, 2019.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2019 to December 31, 2020.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2021.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

SKILLED NURSING AVERAGE DAILY REVENUE RATES
Medicare	$689.53	$685.30	$678.08	$670.99	$698.18	$717.04	$688.61	$684.33
Managed care	514.98	505.71	473.64	462.43	512.97	516.40	509.64	501.06
Other skilled	579.53	538.16	461.06	424.35	488.46	538.34	560.62	530.17
Total skilled revenue	595.65	582.66	565.76	560.31	586.80	622.36	591.41	581.11
Medicaid	261.00	249.46	251.78	232.53	249.28	245.07	258.48	246.65
Private and other payors	250.25	238.06	228.39	232.50	250.88	271.47	246.87	238.06
Total skilled nursing revenue	$368.82	$355.86	$332.09	$314.18	$334.34	$329.34	$360.65	$349.00
(1) These rates exclude additional Federal Medical Assistance Percentage (FMAP) and include sequestration reversal of 1% in 2022 and 2% in 2021.

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

SKILLED NURSING AVERAGE DAILY REVENUE RATES
Medicare	$691.85	$687.54	$687.25	$679.73	$690.41	$755.33	$691.10	$688.12
Managed care	511.59	505.69	473.98	459.08	509.64	523.55	506.90	500.60
Other skilled	579.17	540.72	462.30	403.54	490.07	541.48	561.53	531.74
Total skilled revenue	597.07	588.07	577.72	569.60	587.31	647.77	594.06	587.15
Medicaid	260.73	250.79	246.75	234.03	246.33	243.36	257.26	247.95
Private and other payors	252.02	239.22	231.51	235.10	254.79	263.40	249.02	238.98
Total skilled nursing revenue	$373.74	$363.44	$337.13	$324.03	$336.18	$352.74	$365.45	$357.51
(1) These rates exclude additional Federal Medical Assistance Percentage (FMAP) and include sequestration reversal of 1% for the second quarter in 2022 and 2% for the first quarter of 2022 and the six months ended June 30, 2021.
The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

PERCENTAGE OF SKILLED NURSING REVENUE
Medicare	24.3%	24.7%	24.7%	26.0%	22.9%	23.7%	24.2%	24.8%
Managed care	19.6	19.6	16.6	14.9	11.1	8.1	18.5	18.6
Other skilled	8.7	8.6	3.7	3.5	10.2	9.5	8.2	8.0
Skilled mix	52.6	52.9	45.0	44.4	44.2	41.3	50.9	51.4
Private and other payors	7.1	6.9	7.9	8.1	6.4	5.9	7.2	7.0
Medicaid	40.3	40.2	47.1	47.5	49.4	52.8	41.9	41.6
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

PERCENTAGE OF SKILLED NURSING DAYS
Medicare	13.0%	12.8%	12.1%	12.2%	10.9%	10.9%	12.7%	12.6%
Managed care	14.0	13.8	11.7	10.1	7.3	5.1	13.1	13.0
Other skilled	5.6	5.7	2.6	2.6	7.0	5.8	5.3	5.3
Skilled mix	32.6	32.3	26.4	24.9	25.2	21.8	31.1	30.9
Private and other payors	10.5	10.4	11.5	10.9	8.5	7.2	10.5	10.3
Medicaid	56.9	57.3	62.1	64.2	66.3	71.0	58.4	58.8
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

PERCENTAGE OF SKILLED NURSING REVENUE
Medicare	25.9%	26.9%	27.9%	29.4%	24.5%	29.4%	26.1%	27.3%
Managed care	19.7	19.4	16.2	14.7	11.7	7.4	18.6	18.5
Other skilled	8.5	8.3	3.6	3.0	9.5	12.3	7.9	7.7
Skilled mix	54.1	54.6	47.7	47.1	45.7	49.1	52.6	53.5
Private and other payors	6.9	6.5	7.6	7.5	6.0	4.6	7.0	6.5
Medicaid	39.0	38.9	44.7	45.4	48.3	46.3	40.4	40.0
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Six Months Ended June 30,
	Same Facility		Transitioning		Acquisitions		Total
	2022	2021	2022	2021	2022	2021	2022	2021

PERCENTAGE OF SKILLED NURSING DAYS
Medicare	14.0%	14.2%	13.7%	14.0%	11.9%	13.7%	13.8%	14.2%
Managed care	14.4	13.9	11.5	10.4	7.7	5.0	13.4	13.2
Other skilled	5.5	5.6	2.6	2.4	6.6	8.0	5.2	5.2
Skilled mix	33.9	33.7	27.8	26.8	26.2	26.7	32.4	32.6
Private and other payors	10.2	9.9	11.1	10.4	7.9	6.1	10.2	9.8
Medicaid	55.9	56.4	61.1	62.8	65.9	67.2	57.4	57.6
TOTAL SKILLED NURSING	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods indicated:

	Three Months Ended June 30,
	2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$294,128	40.4%	$251,455	39.6%
Medicare	190,494	26.2	170,008	26.8
Medicaid — skilled	49,763	6.8	42,740	6.7
Total Medicaid and Medicare	534,385	73.4	464,203	73.1
Managed care	128,587	17.7	112,963	17.8
Private and other(2)	65,375	8.9	57,443	9.1
SERVICE REVENUE	$728,347	100.0%	$634,609	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP for the three months ended June 30, 2022 and 2021.
(2) Private and other payors also includes revenue from senior living operations and all payors generated in other ancillary services for the three months ended June 30, 2022 and 2021.

	Six Months Ended June 30,
	2022		2021
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$560,476	39.0%	$482,813	38.4%
Medicare	398,905	27.7	360,311	28.6
Medicaid — skilled	95,712	6.7	82,733	6.6
Total Medicaid and Medicare	1,055,093	73.4	925,857	73.6
Managed care	256,373	17.8	221,308	17.6
Private and other(2)	126,037	8.8	110,720	8.8
SERVICE REVENUE	$1,437,503	100.0%	$1,257,885	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP for the six months ended June 30, 2022 and 2021.
(2) Private and other payors also includes revenue from senior living operations and all payors generated in other ancillary services for the six months ended June 30, 2022 and 2021.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the skilled services reportable segment for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Statements of Income Data:
Segment income(a)	$102,266	$90,010	$200,522	$178,941
Depreciation and amortization	8,113	7,703	16,014	15,178
EBITDA	$110,379	$97,713	$216,536	$194,119
Adjustments to EBITDA:
Stock-based compensation expense	3,539	2,785	6,813	5,196
ADJUSTED EBITDA	$113,918	$100,498	$223,349	$199,315

(a)    Segment income reflects profit or loss from operations before provision for income taxes and impairment charges from operations. General and administrative expenses are not allocated to the skilled services segment for purposes of determining segment profit or loss.

Standard Bearer
In conjunction with the formation Standard Bearer Healthcare REIT, Inc. (Standard Bearer) in January 2022, we revised our former real estate segment to include only real estate properties that are part of Standard Bearer. Segment information for the prior period has been recast to reflect the change of our segment structure. In addition, included in the results during the three and six months ended June 30, 2022 are expenses incurred related to intercompany arrangements between Standard Bearer and its subsidiaries and certain subsidiaries of the Company that were entered into in 2022 and therefore are not reflected in the 2021 amounts.
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by Standard Bearer for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Rental revenue generated from third-party tenants	$3,704	$3,430	$7,472	$6,908
Rental revenue generated from Ensign affiliated operations	13,894	10,784	27,319	21,375
TOTAL RENTAL REVENUE	$17,598	$14,214	$34,791	$28,283
Segment income(a)	6,838	7,906	13,738	15,619
Depreciation and amortization	5,216	4,248	10,237	8,403
FFO(b)	$12,054	$12,154	$23,975	$24,022

(a) Segment income reflects profit or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate and insurance recoveries from real estate. Included in Standard Bearer expenses for the three and six months ended June 30, 2022 are $3.0 million and $5.9 million in expenses, respectively, which includes management fee of $1.1 million and $2.1 million, respectively, and interest of $1.9 million and $3.8 million, respectively. The intercompany agreements between Standard Bearer and The Ensign Group, Inc. and other affiliated entities, including the Service Center, that were entered into in January 2022. These agreements were not in place in 2021, therefore no expense was recognized in 2021.

(b) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairment of depreciable real estate assets, while including depreciation and amortization related to real estate to earnings.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense; (e) results of operations not at full capacity, excluding depreciation, interest and income taxes, (f) acquisition related costs, new systems implementation costs and other costs, (g) legal finding and (h) gain on sale of assets. Adjusted EBITDAR consists of net income before (a) other expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense; (f) results of operations not at full capacity, excluding rent, depreciation, interest and income taxes, (g) acquisition related costs acquisition related costs, new systems implementation costs and other costs, (h) legal finding, and (i) gain on sale of assets. Funds from Operations (FFO) for our real estate segment consists of segment income, excluding depreciation and amortization related to real estate, gains or losses from sales of real estate, insurance recoveries related to real estate and impairment of depreciable real estate assets. The company believes that the presentation of EBITDA, adjusted EBITDA, FFO, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The company believes disclosure of adjusted net income, adjusted net income per share, FFO, EBITDA, adjusted EBITDA and adjusted EBITDAR has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.